UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2015

Affinity Gaming
(exact name of registrant as specified in its charter)

Nevada	000-54085	02-0815199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3755 Breakthrough Way Suite 300 Las Vegas, NV	89135	(702) 341-2400
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2015 Affinity Gaming (the “Company”) entered into change in control agreements (the “Agreements”) with each of Michael Silberling, Chief Executive Officer of the Company, and Walter Bogumil, Chief Financial Officer of the Company.
The Agreements provide Messrs. Silberling and Bogumil, respectively, with the right to receive certain benefits if a definitive agreement for a change in control transaction is signed within 12 months of October 5, 2015 and, following the signing of such definitive agreement and at any time within 12 months following the closing of the change in control transaction, the Company terminates the executive without cause or the executive resigns with good reason. In such case, the executive will receive cash severance in an amount equal to the product of (a) a multiple of up to three, and (b) the sum of the executive’s base salary and the executive’s bonus at “target” for the calendar year in which the date of the executive’s termination occurs. The Agreements provide that the executives’ other employment agreements will remain effective and shall apply with respect to any other benefits, but that the foregoing cash payment would be made in solely in lieu of, not in addition to, any severance amounts payable under any employment agreement on account of the executive’s termination from employment, except to the extent that the applicable employment agreement provides greater benefits than the foregoing severance payment.
The Agreements also provide that in the event of a change in control, all outstanding and unvested equity compensation awards, including stock options and restricted stock units, held by the executive will vest in full (with performance-based awards vesting at target) immediately prior to and contingent on consummation of the change in control transaction.
The benefits provided for in the Agreements as described above are subject to the executive’s delivery of a release acceptable to the Company.
On October 5, 2015, the Company and Mr. Silberling also entered into an amendment to Mr. Silberling’s executive employment agreement with the Company to provide, among other things, for an increase in his base salary to $700,000, effective January 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AFFINITY GAMING

Dated:	October 7, 2015	By:	/s/ Michael Silberling
		Name:	Michael Silberling
		Title:	Chief Executive Officer